CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 15, 2015, with respect to the consolidated financial statements included in the Annual Report of Versar, Inc. on Form 10-K for the year ended June 26, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Versar, Inc. on Forms S-8 (File No. 333-201234; File No. 333-187454 and File No. 333-172297).

 /s/ GRANT THORNTON LLP

Arlington, Virginia
March 27, 2017